Exhibit 99.4

July 30, 2007

Jonathan B. Wilson
Senior Vice President
Legal and Corporate Development
Web.com, Inc.
303 Peachtree Center Ave., Suite 500
Atlanta, GA 30303

Dear Jonathan:

Re: Consent of RBC Capital Markets Corporation

We hereby consent to the inclusion of our opinion letter, dated June 26, 2007, to the Board of Directors of Web.com, Inc. (the “Company”) as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between Website Pros, Inc., and the Company, contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement/Prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

RBC Capital Markets Corporation

By:	/s/ Devon Ritch
Name:	Devon Ritch
Title:	Vice President